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                                                                    EXHIBIT 10.9



                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                           THIRD STREET PARTNERS, LTD.


         THIS AGREEMENT OF LIMITED PARTNERSHIP of THIRD STREET PARTNERS,
LTD., effective as of the ____ day of ____________, 2000, by and among TRG-BRN, LLC, a Florida limited liability company ("TRG"), LEV-BRN, INC., a Florida corporation ("LEV-BRN"), and BO-MA, LLC ("BOMA"), a Florida limited liability company, (collectively, the "General Partners" and individually, a "General Partner"), and THE RELATED GROUP OF FLORIDA, a Florida general partnership ("Related"), LEVITT AND SONS, INC., a Maryland corporation ("Levitt"), and BOCA-MANDY ACQUISITIONS, LTD., a Florida limited partnership ("Boca") (each a "Limited Partner" and collectively the "Limited Partners").


                                    ARTICLE I
                        FORMATION OF LIMITED PARTNERSHIP

         1.1 FORMATION AND NAME. By this Agreement and pursuant to the Florida Revised Uniform Limited Partnership Act (1986) (the "Act"), the General Partners and the Limited Partners hereby agree to form a Limited Partnership designated "THIRD STREET PARTNERS, LTD." (the "Partnership" or the "Limited Partnership").

         1.2 TERM. The term of the Partnership shall commence on the date the Certificate of Limited Partnership of the Partnership is filed with the Secretary of State of the State of Florida, and shall continue in existence until December 31, 2051, unless sooner terminated as provided herein or by law.


                                   ARTICLE II
                               CERTAIN DEFINITIONS

         2.1 TERMS. The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

                  ACT. The Florida Revised Uniform Limited Partnership Act
(1986), as may be amended from time to time.

                  AFFILIATE. An Affiliate of a specified Person is (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such specified Person, (ii) any Person which is an officer, director, partner or trustee of, or serves in a similar capacity with respect to, such specified Person, (iii) any Person which is directly or indirectly the owner of more than ten percent (10%) of any class of equity securities of such specified Person (iv) the parents,

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siblings, children or spouse of such specified Person, or of any Person controlling the specified Person, or (v) a trust for the benefit of any of the foregoing.

                  AGGREGATE PARTNERSHIP CAPITAL. Total capital contributions to the Partnership by the General Partners and the Limited Partner.

                  AGREEMENT. This Limited Partnership Agreement and any amendments thereto.

                  APPROVED BY THE GENERAL PARTNERS. The decision of a majority of the General Partners.

                  AVAILABLE CASH. That sum of cash resulting from normal business operations of the Partnership, and from any other income or funds derived from Partnership property which the General Partners reasonably determine to be available for distribution to the Partners after payment of all cash expenditures, including, but not limited to, to the extent applicable, taxes, principal and interest payments on all Partnership indebtedness (including loans from any of the Partners and their Affiliates to the Partnership), insurance, brokerage fees, accounting and legal fees, supplies, ordinary and necessary business expenses and the setting aside of any amounts which are reasonably necessary as a reserve for (to the extent applicable) operating expenses, capital improvements, contingencies and anticipated obligations.

                  BOCA PARTNERS. BOMA and Boca and their permitted successors and assigns.

                  BUDGET. The annual budget for the construction, leasing operation and management of the Project as approved by the General Partners from time to time.

                  CAPITAL ACCOUNTS. The capital accounts of each Partner equal to:

                           (i) the aggregate amount of the Partner's respective
capital contributions to the Partnership pursuant to Article VI hereof; PLUS

                           (ii) the amount of Profits of the Partnership
allocated to the Partner pursuant to Article VIII hereof; LESS

                           (iii) the amount of Losses of the Partnership
allocated to the Partner pursuant to Article VIII hereof; and LESS

                           (iv) all amounts distributed to the Partner pursuant
to Article VII hereof.

                  CAPITAL CONTRIBUTION. The amount in cash and the agreed value of property contributed by the Partner for his or its interest in the Partnership equal to the sum of his or its initial capital contribution pursuant to Section 6.2 hereof and additional capital contributions pursuant to Section
6.3 hereof.

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                  CASH FROM SALES, FINANCING OR CONDEMNATION. The net cash
realized by the Partnership by virtue of the sale, financing, refinancing, condemnation or disposition of the Partnership's property, in whole or in part, after repayment of applicable debt and the payment of all expenses and amounts required to be paid under the instruments evidencing or relating to such debt and all expenses related to the transaction and the retention of such amounts as the General Partners may reasonably determine to be necessary as a reserve for (to the extent applicable) operating expenses, capital improvements, contingencies and anticipated obligations.

                  CERTIFICATE. The Certificate of Limited Partnership and the Affidavit of Capital Contributions required by the Act in connection with the formation of the Partnership to be filed with the Department of State of the State of Florida, as it may be amended from time to time.

                  CODE. The Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws.

                  CONSTRUCTION LOAN. Such third party construction/mini-perm loan as may be procured by the Partnership for the purpose of financing the acquisition, construction, development and short term holding of the Project.

                  CONTRIBUTION LOAN. Shall have the meaning ascribed to such term in Section 13.4.1.6 of this Agreement.

                  DISTRIBUTIONS. Any cash or other property distributed to a Partner as a result of its ownership of Partnership Interests, including but not limited to distribution of Available Cash and distribution of Cash from Sales, Financing or Condemnations.

                  EVENT OF DEFAULT. Shall have the meaning ascribed to such term in Section 13.3 of this Agreement.

                  GENERAL PARTNERS. TRG, LEV-BRN and BOMA and any substitute, successor or additional general partners as provided herein.

                  GOVERNMENTAL APPROVALS. All of the following non-appealable governmental approvals with respect to the construction of the Improvements upon the Property:

                           i) Individual Development Approval from the City of
Boca Raton, Florida Community Redevelopment Authority.

                           ii) Approval of an Abandonment Ordinance from the
City of Boca Raton, Florida.


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                           iii) Approval of a Tentative Plat from the City of
Boca Raton, Florida.

                  IMPROVEMENTS. The mixed use development consisting of a building containing approximately 164 apartment units and 20,000 square feet of retail space and a 400 space parking garage to be constructed on the Property together with the fixtures and personal property to be used in connection therewith and any other improvements to be placed on the Property.

                  LEVITT PARTNERS. LEV-BRN and Levitt and their permitted successors and assigns.

                  LIMITED PARTNERS. THE RELATED GROUP OF FLORIDA, a Florida general partnership, LEVITT AND SONS, INC., a Maryland corporation, and BOCA-MANDY ACQUISITIONS, LTD., a Florida limited partnership, and any Substitute Partner of any such Persons or additional limited partners as provided herein.

                  MANAGING GENERAL PARTNER. TRG.

                  NET DEFICIT. A Net Deficit shall arise when the funds of the Partnership are insufficient to pay (i) all expenses relating to the acquisition, development and construction of the Project, (ii) all expenses relating to the leasing, operation and management of the Project actually paid or incurred and currently due by the Partnership, including, without limitation, insurance, real estate taxes, utilities, salaries, fees payable to the General Partners and their Affiliates pursuant to Article IX hereof, costs of maintenance, cleaning, costs of repairs, (iii) debt service payments and similar obligations of the Partnership in respect of the Project and (iv) satisfying any indebtedness of the Partnership (whether secured or unsecured). Notwithstanding the above, a Net Deficit shall not arise by reason of an obligation incurred by the Partnership arising from a casualty loss sustained by the Partnership or liability for personal injury caused by the Partnership in excess of insurance coverage maintained by the Partnership.

                  OUT PARCEL. The real property more particularly described in Schedule "A" hereto.

                  PARTNERS. The General Partners and the Limited Partners.

                  PARTNERSHIP. THIRD STREET PARTNERS, LTD., a Florida limited partnership.

                  PARTNERSHIP INTEREST. The percentage interest of a Partner in the Profits and Losses, Available Cash, Cash From Sales, Financing or Condemnation and capital of the Partnership.

                  PERSON. Any individual, partnership, firm, corporation, joint-stock company, trust or other entity.

                  PREFERRED DISTRIBUTION. An amount equal to the Stipulated Rate on the daily Unreturned Invested Capital of each Partner for the year 2000 and each year thereafter (prorated for (i) the year 2000

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based upon and using the period commencing on the date upon which a Partner is admitted to the Partnership and (ii) any other period less than a year.) The Preferred Distribution does not compound from year to year. Any amount of the Preferred Distribution not paid in a year becomes a Preferred Distribution Arrearage. The Preferred Distribution shall be calculated on the basis of a 365/366 day year. The Preferred Distribution shall be paid in accordance with the terms of Section 7.1.2 hereof.

                  PREFERRED DISTRIBUTION ARREARAGE. The amount by which the Preferred Distribution entitlement to each Partner in each fiscal year of the Partnership, or portion thereof, exceeds the Preferred Distribution actually made to such Partner for such fiscal year or portion thereof. The Preferred Distribution Arrearage shall be paid in accordance with the terms of Section
7.1.1 hereof. No interest shall accrue on the Preferred Distribution Arrearage.

                  PROFITS AND LOSSES. The income or loss of the Partnership for federal income tax purposes determined by the Partnership's accountant as of the close of the Partnership's fiscal year, including, without limitation, each item of Partnership income, gain, loss, tax preference, credit or deduction.

                  PROJECT. The Property and the Improvements.

                  PROPERTY. That certain parcel of real property located in the City of Boca Raton, Palm Beach County, Florida, as more particularly described on Schedule A hereto (less the Out Parcel), and the improvements, if any, located thereon at the date such property is acquired by the Partnership.

                  RELATED PARTNERS. TRG and Related and their permitted successors and assigns.

                  STIPULATED RATE. An annual rate of interest equal to the prime rate of interest published by THE WALL STREET JOURNAL, from time to time.

                  SUBSTITUTE PARTNER. Persons who succeed to the Partnership Interest of any Partner, by sale, exchange, assignment or otherwise, and who have been substituted for such Partner as provided herein.

                  UNRETURNED INVESTED CAPITAL. On any day, with respect to each Partner, the amount of such Partner's aggregate prior Capital Contributions to the Partnership, less the aggregate of all prior Distributions to such Partner under Section 7.1.3 as of such date. In the event any Partner transfers all or any portion of his Partnership Interest in accordance with the terms of this Agreement, his transferee shall succeed to the Unreturned Invested Capital of the transferor to the extent it related to the transferred Partnership Interest.



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                                   ARTICLE III
                           BUSINESS OF THE PARTNERSHIP

         The purpose and character of the business of the Partnership shall be to acquire the Property and to build the Improvements, hold, own, operate, lease, develop, mortgage, finance, sell, exchange, dispose of, and otherwise use for its own account such property for profit, and to engage in any and all activities related or incidental to carrying out the foregoing, and to conduct and engage in any and all activities permitted by law with respect to such Property and in furtherance of the business of the Partnership.


                                   ARTICLE IV
                             ADDRESS OF THE PARTIES

         4.1 PRINCIPAL PLACE OF BUSINESS. The principal office and principal place of business of the Partnership shall be maintained at 2828 Coral Way, Miami, Florida 33145. The General Partners may from time to time change such office and principal place of business and in such event the General Partners shall notify the Limited Partners in writing at least ten (10) days prior to the effective date of such change. The General Partners may establish additional places of business of the Partnership when and where required by the Partnership's business. The Registered Agent for the Partnership shall be TRG and the Registered Office of the Partnership shall be the same as its principal office and place of business.

         4.2 PARTNERS' ADDRESSES. The addresses of the General Partners and the Limited Partners shall be those stated in Section 22.1 hereof. A Partner may change such address by written notice to the other Partners, which notice shall become effective upon receipt.


                                    ARTICLE V
                       TITLE AND FINANCING OF THE PROJECT

         5.1 TITLE. Title to the Project and all other Partnership assets shall be in the name of the Partnership.

         5.2 FINANCING. The Related Partners shall use their best efforts to obtain for the Partnership a Construction Loan upon terms and conditions prevailing in the market at the time of closing of such Loan as may be sufficient when taken together with the Contributed Capital to develop the Project. If required, Related shall guaranty payment and performance of the Construction Loan.


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         5.3 GUARANTY. If Related shall pay the indebtedness of the Partnership in excess of its Share (as hereinafter defined) of such indebtedness pursuant to such Guaranty, Related shall be subrogated to the construction lender's position in the equivalent dollar amount of such payment.

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         In addition, the Levitt Partners (collectively the "Noncontributing
Parties" and individually the "Noncontributing Party") hereby jointly and severally agree to indemnify Related for such Noncontributing Party's Share of such excess (the "Excess").

         For the purposes hereof, a Partner's "Share" of indebtedness shall be equal to the amount such Partner would have been required to contribute to the Partnership as an additional Capital Contribution if the General Partners had made a call for an additional Capital Contribution under Section 6.3 hereof for the amount expended by all Partners as a result of the lender enforcing or requiring payment under any Guarantee.

         The Excess paid by Related shall be a debt due and owing to Related by each Noncontributing Party who has not paid all or any portion of his or its Share of such indebtedness to the creditor with respect to such indebtedness, payable upon demand, and, if not paid in full within three (3) business days of such demand, shall be paid together with interest at the Stipulated Rate from the date Related paid such indebtedness, which shall be payable by the Noncontributing Party to Related up to the unpaid Share of such Noncontributing Party. The monies advanced by Related on behalf of the Noncontributing Party, together with interest thereon, shall be a first charge of Related upon the Partnership Interest of the Noncontributing Party in the Partnership. The amount payable to Related, together with interest thereon, calculated as aforesaid, shall be fully paid to Related before any Distribution or other payment, including fees for services, from the Partnership is made to the Noncontributing Party and the Partnership is hereby authorized and directed to pay the amount of any such Distribution or other payment (to the extent of the amount owing by the Noncontributing Party to Related, as aforesaid) to Related in reduction of such amount.

         5.4 LIMITED LIABILITY. Notwithstanding any other provision of section 5.3, there shall be no personal recourse against Levitt for the payment of any Excess and Related's sole remedy shall be to be repaid from any Distribution that would otherwise be payable to Levitt.

         5.5 DEEMED CAPITAL CONTRIBUTION. Each Partner shall be deemed to have made an Additional Capital Contribution under Section 6.3 hereof in an amount equal to the sum of (a) the aggregate amount paid by such Partner as a result of the lender enforcing or requiring payment under a Guarantee plus (b) the aggregate amount of the indemnification payment paid by such Partner under
Section 5.3.

         5.6 No Boca Partner shall have any obligation or liability under this
Article V.



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                                   ARTICLE VI
                                 CONTRIBUTION TO
                         CAPITAL AND STATUS OF PARTNERS

         6.1 AMOUNT OF CAPITAL. The capital of the Partnership shall be the total amount of cash or property contributed to the Partnership by the Partners.

         6.2 INITIAL CAPITAL CONTRIBUTION BY THE PARTNERS.

                  6.2.1 Each of the General Partners shall contribute to the capital of the Partnership the amount set forth opposite such General Partner's name on Schedule B attached hereto.

                  6.2.2 Each of the Limited Partners shall contribute to the capital of the Partnership the amount set forth opposite such Limited Partner's name on Schedule B attached hereto.

                  6.2.3 BOCA CONTRIBUTION AND OTHER INITIAL CONTRIBUTIONS.

                           (a) Boca has contributed to the capital of the
Partnership all of its right, title and interest in and to that certain Agreement of Purchase and Sale (the "Purchase Agreement") dated as of March 31, 1998, by and between Boca Raton News, Inc. (now known as Boca Raton Real Estate Holdings, Inc.), a Florida corporation ("Seller"), as Seller, and Boca-Mandy Acquisitions, Ltd., a Florida limited partnership ("Buyer"), as Buyer, for the purchase of the Property and Out Parcel, as amended by that certain Amendment No. 1 Agreement of Purchase and Sale dated as of November 25, 1998 and Amendment to Agreement of Purchase and Sale dated as of May, 1999, and Amendment to Agreement of Purchase and Sale dated as of May 8, 2000 (collectively the "Purchase Agreement"). Such assignment includes a deposit which has been made in the amount of Ninety Thousand Dollars ($90,000.00). Subject to the provisions for termination of this Agreement pursuant to Section 6.2.3(b), the Partnership, as required by the Purchase Agreement, has assumed in writing all obligations of the Buyer under the Purchase Agreement and has agreed to execute all necessary documents which said Buyer is obligated to execute pursuant to the terms of said Purchase Agreement.

                           (b) Simultaneously herewith, Levitt shall contribute
to the Partnership the sum of One Hundred Thousand Dollars ($100,000.00), and Related shall contribute to the Partnership the sum of Fifty Thousand Dollars ($50,000.00), to be held in escrow by the law firm of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. pursuant to an escrow agreement reasonably acceptable to the Partners and used by the Partnership, as follows:

                                    (i) The amount of Forty Five Thousand
Dollars ($45,000.00) shall be paid to Boca as a reimbursement of a portion of the Deposit held pursuant to the Purchase Agreement upon assignment of the Purchase Agreement to the Partnership;


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                                    (ii) In the event the Partnership does not
receive Governmental Approvals for the Project and does not acquire and close on title to the Property pursuant to the Purchase Agreement on or before September 18, 2000 or if the Seller hereafter agrees in writing to further adjourn the closing date under the Purchase Agreement, on or before the first business day that precedes the ninth day next preceding such later closing date as may be agreed to in writing by the Seller of the Property (whichever date for closing by the Partnership is applicable, hereinafter called the "Closing Date(s)") and thus does not elect to proceed with the Project, the Partnership shall be liquidated and Boca shall receive an additional payment of $45,000, the Purchase Agreement shall be reassigned to Boca or its designee, and the balance, if any, shall be paid to Levitt and Related in accordance with their Partnership Interest.

                                    (iii) In the event the Partnership does
receive Governmental Approvals for the Project, but, nevertheless, does not acquire and close title to the Property pursuant to the Purchase Agreement on or before the Closing Date, time being of the essence of that date, the Levitt Partners and the Related Partners shall contribute a total of Fifty Thousand Dollars ($50,000.00) to the Partnership in accordance with their Partnership Interests, and the Levitt Partners and the Related Partners shall cause the Partnership to be liquidated and to pay to Boca the additional sum of One Hundred Fifty-Five Thousand Dollars ($155,000.00) and assign the Purchase Agreement to Boca or its designee, all within five (5) business days following giving of demand by Boca or its attorneys.

                                    (iv) Regardless of whether the Partnership
receives Governmental Approvals, if the Partnership acquires title to the Property, Boca shall, at the closing on the purchase of the Property, be paid an additional Forty-Five Thousand Dollars ($45,000.00) as a reimbursement of the remaining portion of the Deposit held pursuant to the Purchase Agreement, and the balance shall be used for the general Partnership purpose.

                                    (v) The Boca Partners hereby irrevocably
direct that any and all payments to which Boca or any of the Boca Partners are entitled pursuant to this Section 6.2.3 shall be paid directly to the order of "Herrick Feinstein LLP" and said payment shall be delivered to the office of Herrick Feinstein LLP at Two Park Avenue, New York, New York 10016, Attention:
Benjamin F. Kursman, Esq. This payment direction is irrevocable without the express written consent of Herrick Feinstein LLP.

                                    (vi) Upon the occurrence of either event
described in subsections (ii) or (iii) above, the Levitt Partners and the Related Partners for themselves and for their affiliates covenant expressly for the benefit of the Boca Partners that they shall not offer, contract for, buy or lease the Property or any interest therein, or enter into any joint venture with respect thereto, whether direct or indirect, for five years after the Closing Date.

                                    (vii) The obligations to make the payments
to Boca, as provided in this Section 6.2.3 and to cause the reassignment of the Purchase Agreement if and when Boca becomes entitled

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to receive the same pursuant to the provisions of this Section 6.2.3 are jointly and severally guaranteed to Boca by the Levitt Partners and the Related
Partners.

                                    (viii) If and when Boca is entitled to
receive any payment or reassignment pursuant to this Section 6.2.3, such payment or reassignment shall be made within five (5) business days next following the receipt by the Levitt Partners and the Related Partners of a demand therefor given by Boca or its attorneys, which demand may be given by telecopier transmission.

                                    (ix) Any funds which have been contributed
by the Levitt Partners and the Related Partners which are not required to be paid to Boca pursuant to this Section 6.2.3 shall be used for general partnership purposes.

                                    (x) The form of the reassignment of the
Purchase Agreement if required, shall be substantially in the same form given by Boca to the Partnership, except that the Partnership shall be the assignor and Boca or its designee shall be the assignee.

                                    (xi) The Partnership's obligation to close
title under the Purchase Agreement is subject to the Seller thereunder delivering title to the Property (other than the Out Parcel) in accordance with the Purchase Agreement. Boca's obligation to accept title to the Out Parcel and make the $250,000.00 contribution referred to in Section 6.4 hereof (and the right and obligation of Related and Levitt to make the loans referred to in
Section 7.2) shall be conditioned upon the delivery to Boca or its designee of title to the Out Parcel in accordance with the Purchase Agreement. The Partnership shall have the sole right, in its sole discretion, to waive any title objections to the portion of the Property that does not include the Out Parcel (the "Main Parcel"), except that the Partnership shall not, without Boca's prior written consent, waive objection to, or accept title to the Main Parcel subject to, any lien, encumbrance or other title exception affecting the Main Parcel (and not permitted under the Purchase Agreement), whose existence or enforcement could have a material adverse affect on the Easement which Boca or its designee is to receive pursuant to Section 7.2 hereof. BOMA shall have the sole right, in its sole discretion, on behalf and in the name of the Partnership, to waive any title objections to the Out Parcel. No such waiver by either party shall be binding or effective unless in writing and signed by the party giving such waiver. If BOMA, in its sole discretion, waives on behalf of the Partnership any title objection to the Out Parcel in consideration of the Seller's agreeing to a reduction of the purchase price payable pursuant to the Purchase Agreement, it is agreed that such reduction shall inure solely to the benefit of Boca, and accordingly to the extent that the purchase price under the Purchase Agreement payable by the Partnership is so reduced by reason of such waiver by BOMA, the $250,000.00 contribution required from Boca pursuant to
Section 6.4 hereof (and the amount of the loan to be made to Boca pursuant to Section 7.2 hereof) shall also be reduced, PRO TANTO.

                  In the event that prior to the closing of title under the Purchase Agreement, the Property or any part thereof is damaged by fire or other casualty, the Partnership will not, without the prior written consent of all of the General Partners, exercise any right it may have to terminate the Purchase Agreement,

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but shall enforce its right to receive the insurance proceeds. Any proceeds of the Seller's casualty insurance that are payable to the buyer under the Purchase Agreement shall be paid to (i) the Partnership, if and to the extent such proceeds are attributable to damage to the Property (other than the Out Parcel), or (ii) Boca or its designee, if and to the extent that such proceeds are attributable to damage to the Out Parcel.

         6.3 ADDITIONAL CAPITAL CONTRIBUTIONS. The Levitt Partners and the Related Partners hereby agree that, in addition to their initial capital contributions under Section 6.2 hereof, they will contribute additional capital to the Partnership to fund Net Deficits as follows:

                  6.3.1 First, the Levitt Partners shall make Additional Capital Contributions to fund Net Deficits in an aggregate amount equal to two-thirds (2/3) of that amount established as the borrower's equity in the Construction Loan Budget.

                  6.3.2 Second, the Related Partners shall make Additional Capital Contributions to fund Net Deficits in proportion to their respective Partnership Interests in an amount which, in the aggregate, are not in excess of the amount of Additional Capital Contributions contributed by Levitt pursuant to
Section 6.3.1 hereof; provided, however, that the minimum aggregate assessment under this Subsection shall be one-third (1/3) of that amount established as the borrower's equity in the Construction Loan budget; and

                  6.3.3 Thereafter, if the General Partners determine, in their reasonable discretion, that such contributions are required to enable the Partnership to fund a Net Deficit, the Related Partners and the Levitt Partners shall make such contribution proportionate to their respective Partnership Interests.

                  6.3.4 Such additional capital contributions shall be made by the applicable Partner within ten (10) business days after written notice is received by such Partner setting forth the amount of additional capital required.

         6.4 BOCA'S CAPITAL CONTRIBUTIONS. It is the intention of the parties that at the closing of the acquisition of the Property, the Out Parcel be conveyed to Boca or its designee. Boca's contribution toward the purchase of the Property in consideration for the Out Parcel shall be Two Hundred Fifty Thousand Dollars ($250,000.00) which shall be made available to Boca by way of the loan described in Section 7.2 hereof.

                  The loan proceeds shall either be paid directly to the Seller if the Seller is conveying the Out Parcel to Boca, or to the Partnership, on Boca's behalf, if the Partnership is required to purchase the Out Parcel and then convey it to Boca.


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         6.5 NO ASSESSMENT ON PARTNERS. No Partners, General or Limited, shall be assessed for additional capital contributions in excess of their stated initial capital contribution specified in Section 6.2 and any additional capital contributions required pursuant to Section 6.3.

         6.6 WITHDRAWAL AND RETURN OF CAPITAL. Partners shall have no right to withdraw any of their capital without the consent of the General Partners, except upon dissolution and liquidation of the Partnership. Upon circumstances requiring a return of any capital contribution, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

         6.7 LOANS TO THE PARTNERSHIP, NO INTEREST ON CAPITAL. The Partners may make loans to the Partnership from time to time, if and to the extent authorized in writing by all the General Partners, in excess of their contributions to the capital of the Partnership, and any such loans shall not be treated as a contribution to the capital of the Partnership for any purposes hereunder, nor shall any such loan entitle such Partner to any increase in his share of the Profits and Losses and Distributions of the Partnership. The amount of any such loan with interest thereon at a rate determined by the General Partners, in their sole and absolute discretion, but not to exceed the rate which would be charged by an unaffiliated lender, shall be an obligation of the Partnership to such Partner. No interest shall be paid by the Partnership on the contributions to the capital of the Partnership by the Partners.

         6.8 CAPITAL ACCOUNTS. There shall be established on the books and records of the Partnership a Capital Account for each Partner. The Capital Account for each Partner shall at all times be maintained and adjusted according to the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

         6.9 REPRESENTATIONS AND WARRANTIES OF THE LIMITED PARTNER. The Limited Partner hereby represents and warrants that the Partnership Interests are being purchased for the Limited Partner's own account for investment only and not with a view toward or with any intention of a distribution or resale thereof in whole or in part.

         6.10 REPRESENTATIONS AND WARRANTIES OF GENERAL PARTNERS. Each of the General Partners hereby represents and warrants that it (a) is a corporation, limited liability company, limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Florida; (b) has duly executed and delivered this Agreement; and (c) has full right, power and authority to execute and deliver this Agreement and to perform each of its obligations hereunder.

         6.11 REPRESENTATIONS AND WARRANTIES OF BOCA. Boca represents and warrants to the Partnership and each of the other Partners that:

                  6.11.1 It is the Buyer pursuant to the Purchase Agreement and in accordance with the terms of the Purchase Agreement, has the right to assign the Buyer's interest therein to the Partnership.


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                  6.11.2 It has been duly authorized by all necessary
Partnership action on the part of Boca to assign the Purchase Agreement to the Partnership.

                  6.11.3 It owns the Buyer's interest in the Purchase Agreement free and clear of all liens and encumbrances on said Buyer's interest.

                  6.11.4 It has placed Ninety Thousand Dollars ($90,000.00) on deposit pursuant to the Purchase Agreement.

                  6.11.5 To the best of Boca's knowledge, there are no defaults under the Purchase Agreement.

                  6.11.6 Without independent inquiry, it is not aware of any reason why, upon receiving Governmental Approvals, the Property can not be developed with the Improvements and used as contemplated by this Agreement.

         6.12 Except as expressly provided in this Agreement, no party has made any representation or warranty with respect to the Property or any other matters which are the subject of this Agreement.


                                   ARTICLE VII
                                  DISTRIBUTIONS

         7.1 DISTRIBUTIONS OF AVAILABLE CASH AND CASH FROM SALES, FINANCING OR CONDEMNATION. Distributions of Available Cash and Cash from Sales, Financing or Condemnation shall be made periodically on a quarter-annual basis or at such other interval (but not less often than quarter-annually) as shall be determined in the absolute discretion of the General Partners. Subject to the foregoing, such distributions shall be allocated to the Partners in the following order of priority:

                  7.1.1 First, to the Partners until each has received aggregate distributions of cash or assets under this Section 7.1.1 equal to the amount of his or its Preferred Distribution Arrearage; provided, however, that if the cash or other assets to be distributed shall be insufficient to pay the aggregate amount required under this Section 7.1.1, then to the Partners pro rata in accordance with each Partner's respective accrued but unpaid Preferred Distribution Arrearage;

                  7.1.2 Then, to the Partners until each has received aggregate distributions of cash or assets under this Section 7.1.2 equal to the amount of his or its Preferred Distribution; provided, however, that if the cash or other assets to be distributed shall be insufficient to pay the aggregate amount required under this Section 7.1.2, then to the Partners pro rata in accordance with each Partner's respective accrued but unpaid Preferred Distribution balance;

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                  7.1.3 Then, 50% of Available Cash and 100% of Cash from Sales,
Financing or Condemnation to the Partners until each has received aggregate distributions of cash or assets under this Section 7.1.3 equal to the amount of his or its aggregate Capital Contributions; provided, however, that if the cash or other assets to be distributed shall be insufficient to pay the aggregate amount required under this Section 7.1.3, then to the Partners pro rata in accordance with each Partner's Unreturned Invested Capital; and

                  7.1.4 Then, to the Partners pro rata in accordance with their respective Partnership Interests.

         7.2 TRANSFER OF OUT PARCEL TO BOCA. (a) If the Partnership has not been able to cause the Seller to convey the Out Parcel directly to Boca or its designee, the Partnership shall at the Closing on the purchase of the Property convey by special warranty deed the Out Parcel on an "As Is Where Is" basis to Boca or its designee. Boca shall pay all reasonable costs of the transfer of the Out Parcel to Boca and shall indemnify the Partnership against any liability, loss, claim or damage that may occur at any time that may be imposed upon the Partnership by reason of its having held title to the Out Parcel. It being the intention of the parties that the Partnership, should Boca perform its obligation hereunder, shall have taken title to the Out Parcel solely as the agent for Boca. In either event, the deemed purchase price to Boca for the Out Parcel shall be Two Hundred Fifty Thousand Dollars ($250,000.00). Such sum shall be loaned to Boca in equal One Hundred Twenty Five Thousand Dollar ($125,000.00) amounts by Related and Levitt, and paid by the Boca Partners either to the Partnership or to the Seller, as the case may be. Such loan shall be evidenced by a promissory note (the "Purchase Money Note") in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00), with interest at the Citibank prime rate, as adjusted from time to time, with interest payable quarterly and principal due and payable to the extent of the Boca Partners distributions from the Partnership, and in all events, five years from closing on the Property. Such promissory note shall be secured by a pledge of the Boca Partners' Partnership Interests and by a first mortgage on the Out Parcel (the "Out Parcel Mortgage").

                  (b) The Project will be developed, designed and constructed so as to contain at least 400 parking spaces, of which not more than a maximum of 357 spaces will be needed under applicable law for uses within the Project, determined on a shared basis within the Project in accordance with applicable laws relating to parking. Within forty five (45) days after the date hereof, the Partnership and Boca (or its designee), as the future owner of the Out Parcel, shall enter into a recordable written agreement (the "Easement") pursuant to which the Partnership will agree to grant an easement to the owner of the Out Parcel for access to and the right to use, on a shared basis, spaces at the Project in sufficient number (which may vary based on time of day or time of year) so as to lawfully permit the owner of the Out Parcel to develop, construct and use thereon up to 16,000 square feet of office space, up to 6,000 square feet of retail space and up to 2,000 square feet of restaurant space. Upon the execution and delivery of the Easement, Boca or its designee shall pay a purchase price therefor equal to $430,000, which shall be paid by the giving of a promissory note (the "Parking Space Note") which shall be secured by a second mortgage (the "Parking Space Mortgage") upon the Out Parcel subordinate only to the Out Parcel

Mortgage, and to all other matters of title to which the Out Parcel Mortgage is subordinate. The payment of the Parking Space Note shall be contingent upon the Out Parcel and its owner, tenants and occupants having access to and the right to use, in accordance with the Easement, all of the parking spaces at the Project that are needed in order for the Out Parcel to be developed, constructed and used as aforesaid (the "Required Spaces"), and due and payable on the sixtieth (60th) day after the Partnership has given notice to Boca that the Partnership has received a certificate of use for the Required Spaces from the City of Boca Raton, Florida. The Easement shall be appurtenant to the Out Parcel, recordable, have priority over any non-governmental lien encumbering the Project, provide for an allocation of the cost to the operation of the garage on a commercially reasonable basis to Boca and otherwise in form and content reasonably acceptable to the owner of the Out Parcel and the General Partners and, to the extent required under applicable laws, ordinances, codes or governmental policies or procedures, the City of Boca Raton. The Parking Space Mortgage shall grant to the mortgagor thereunder a right, at any time, to obtain the release and discharge of such mortgage, provided that said mortgagor shall deposit with an escrow agent reasonably satisfactory to the General Partners pursuant to terms and conditions reasonably satisfactory to the General Partners a sum of money equal to the purchase price for the Excess Spaces as security for the payment of said promissory note.

         The Purchase Money Note and Out Parcel Mortgage, and the Parking Space Note and Parking Space Mortgage shall each provide that the Maker and Mortgagor shall have a ten (10) days notice and cure provision for monetary defaults, and a thirty (30) day notice and cure provision (subject to extensions if not curable within said thirty (30) days); shall provide for cross-default and acceleration between the Purchase Money Note, the Purchase Money Mortgage, and the Parking Space Note and Parking Space Mortgage; shall not secure or permit future advances to be secured thereby; shall have no personal recourse to the Maker except for customary "carve outs" to non-recourse financing; be pre-payable in whole or in part without penalty; and otherwise be in form and content typically used by institutional lenders in Palm Beach County, Florida.


                                  ARTICLE VIII
                        ALLOCATION OF PROFITS AND LOSSES
                     FOR INCOME TAX AND ACCOUNTING PURPOSES

         8.1 ALLOCATION OF PROFITS. All profits for accounting purposes, taxable income and gains from sales or exchanges of property (net of losses) for each fiscal year, shall be allocated, on an annual basis, to each Partner, in the following order of priority:

                  8.1.1 First, to the Partners to the extent of losses previously allocated pursuant to Section 8.2 hereof and not previously charged back pursuant to this Section 8.1.1;

                  8.1.2 Then, to the Partners in proportion to their respective cumulative Preferred Distribution and Preferred Distribution Arrearage until the cumulative profits allocated to each Partner pursuant to this Section 8.1.2 is equal to the cumulative Preferred Distribution and Preferred Distribution Arrearage of such Partner from the inception of the Partnership to the end of such fiscal year;

                  8.1.3 Then, to the Partners pro rata in accordance with their respective Partnership Interests.

         8.2 ALLOCATION OF LOSSES. Losses for accounting purposes, taxable loss and losses from sales or exchanges of property (net of gains) for each fiscal year shall be allocated, on an annual basis, to the Partners in proportion to their respective positive capital account balance to the extent thereof and thereafter pro rata in accordance with their respective Partnership Interest.

         8.3 704(C) ALLOCATIONS. Any income, gain, loss or deduction with respect to property contributed to the Partnership by a Partner (as required under Code Section 704(c)), will be allocated among the Partners to take into account the variations between the basis of property contributed to the Partnership and its fair market value at the time of contribution in the manner provided in Code Section 704(c).

         8.4 PARTNERS' CONSENT. The methods set forth herein by which Distributions and allocations of profits and losses are to be made are hereby expressly consented to by each Partner as a condition to becoming a Partner.


                                   ARTICLE IX
                          MANAGEMENT OF THE PARTNERSHIP

         9.1 MANAGING GENERAL PARTNER; RIGHTS, POWER AND AUTHORITY. Subject to the limitations and provisions set forth herein, the Managing General Partner shall have full, exclusive and complete authority and discretion in the management and control of the Partnership business for the purposes herein stated and shall make all decisions affecting the business of the Partnership. No other Partner shall have the rights, power or authority granted in this
Section 9.1. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the Managing General Partner. In no event shall any person dealing with the Managing General Partner or its duly authorized agent with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the Managing General Partner or its duly authorized agent. Further, the Managing General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law, and any action taken by the Managing General Partner shall constitute an act of and serve to bind the Partnership.

         9.2 MATTERS REQUIRING APPROVAL OF THE GENERAL PARTNERS. Notwithstanding the rights, power and authority given to the Managing General Partner pursuant to Section 9.1, the rights, power and authority of the Managing General Partner hereof shall not include the activities set forth in this Section 9.2, which shall be expressly retained for the approval of the General Partners and shall be subject to the joint written approval of not less than two of the General Partners.

                  9.2.1 Approval of, and determination to proceed with, the Project;

                  9.2.2 Approval of all governmental permits for the Project, architectural plans and specifications for the construction of the Improvements;

                  9.2.3 Approval of the incurrence, renewal and extension by the Managing General Partner of any and all indebtedness in excess of Fifty Thousand Dollars ($50,000), in the aggregate, on behalf of the Partnership;

                  9.2.4 Approval of each contracts not authorized in the Budget which contract is for an amount in excess of Fifty Thousand Dollars ($50,000), in the aggregate, and material amendments thereto;

                  9.2.5 Approval of all contracts involving a General Partner or its Affiliate and material amendments thereto except as otherwise provided in this Agreement;

                  9.2.6 Approval of the Budget and amendments thereto;

                  9.2.7 Approval of any marketing plan for the sale of the Project (including the identities of any offerees thereunder) and the sale or exchange of all or substantially all of the Project;

                  9.2.8 Termination and dissolution of the Partnership; and

                  9.2.9 All other matters requiring the approval, consent or other determination of the General Partners pursuant to the terms of this Agreement. Any reference to consent or approval by the General Partners shall mean approval by a majority of the General Partners.

         9.3 VOTE OF GENERAL PARTNERS. Each General Partner shall have an equal vote with respect to the matters set forth in Section 9.2 hereof and all other matters requiring the approval, consent or other determination of the General Partners, irrespective of the General Partners' respective Partnership Interests.

         9.4 DUTIES AND OBLIGATIONS OF THE GENERAL PARTNERS.

                  9.4.1 The Managing General Partner shall take all actions which may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Florida and shall take all actions which may be necessary or appropriate under the laws of each other applicable jurisdiction to protect the limited liability of the Limited Partner and to enable the Partnership to conduct the business in which it is engaged.

                  9.4.2 The General Partners (but not their officers, directors, employees or affiliates) shall be required to manage the Partnership as their sole and exclusive function and may not have other business interests and may not engage in the making or management of other investments or in any other activities in addition to those relating to the Partnership. Each Partner recognizes, however, that the Limited Partners and their Affiliates each have an interest in investing in, owning, operating, transferring, leasing and otherwise using real property and interests therein for profit, and engaging in any and all activities related or incidental thereto and that each will make other investments consistent with such interests. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the Partnership relationship created hereby in or to any other ventures or activities in which any Limited Partner or its Affiliates are involved or to the income or proceeds derived therefrom. The pursuit of other ventures and activities by each Limited Partner or its Affiliates, even if competitive with the business of the Partnership, is hereby consented to by all other Partners and shall not be deemed wrongful or improper under this Agreement. No Limited Partner or its Affiliate shall be obligated to present any particular investment opportunity to the Partnership, even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and each Limited Partner and each Affiliate shall have the right to take for its own account, or to recommend to others, any such particular investment opportunity. Without limiting the generality foregoing, the Boca Partners or their Affiliates shall be free to develop, sell, finance, refinance, lease, or otherwise exploit the Out Parcel and all profits and gains realized therefrom shall belong solely to the Boca Partners and neither the Partnership nor any other Partner shall have any right with respect thereto.

                  9.4.3 The General Partners shall, in connection with the performance of their duties hereunder, comply, and shall cause the Partnership to comply, in all respects with the laws of the United States, the State of Florida and any other applicable jurisdiction, and with the rules and regulations promulgated thereunder.

                  9.4.4 All expenses of the Partnership which are in accordance with the Budget or which are otherwise approved by the General Partners shall be billed directly to and paid by the Partnership. In the event, however, that such Partnership expenses are not billed directly to or paid by the Partnership, the Partnership shall, subject to the provisions hereof, reimburse the General Partners or their Affiliates for such expenses on the Partnership's behalf, including, but not limited to (i) organizational expenses, including legal and accounting fees, (ii) the actual cost to the General Partner of goods, services and materials used for or by the Partnership, and (iii) all other direct expenses actually incurred by them on behalf of the Partnership. Any expenses incurred by any General Partner or its Affiliates on behalf of the Partnership which are not provided for in the Budget shall be paid by such General Partner or its Affiliates from their own accounts, unless otherwise approved by the General Partners. Each Partner acknowledges that the General Partners and their respective Affiliates have incurred expenses on behalf of the Partnership prior to the formation of the Partnership, including but not limited to the payment of the deposit and other expenses relating to the acquisition of the Property, and that the Partnership shall reimburse the General Partners and their respective Affiliates for such expenses incurred by them, subject to the provisions hereof.

         9.5 AGREEMENTS WITH THIRD PARTIES AND WITH AFFILIATES OF THE GENERAL PARTNERS; MANAGEMENT FEE; DEVELOPMENT FEE.

                  9.5.1 Subject to Sections 9.2 and 9.7 hereof, the Managing General Partner may utilize the services of Affiliates of the General Partners to perform services for the Partnership, including, but not limited to, the following: services complementary to those offered by the Partnership, development, construction management, marketing, leasing management, property management, insurance, financing, record keeping, data processing and other administrative activities. The validity of any transaction, agreement or payment involving the Partnership and either of the General Partners or any Affiliate of either of the General Partners otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between the General Partners and such Affiliate or the approval of said transaction, agreement or payment by the General Partners.

                  9.5.2 Related Management Company, a Florida corporation, ("Management") shall be property manager for the Project, subject to Section 9.7 hereof. Management shall receive an annual fee equivalent to three percent (3%) of gross revenues for its services as property manager for the project. Any two of the General Partners shall have the right to terminate the management agreement with Management upon an act of incompetence or negligence on the part of Management occurring after the Related guaranty of the Construction Loan or any replacement financing has been fully and completely released or at such time as a partner other than TRG or Related is the buyer of the Project pursuant to the buy-sell provisions of this Agreement.

                  9.5.3 The Partnership shall pay a development fee the "Development Fee") to TRG and LEV-BRN for development of the Project of Five Hundred Twenty Five Thousand Dollars ($525,000.00). The first installment of the Development Fee shall be paid to TRG and LEV-BRN at the earliest time the Partnership is permitted to make a draw for the Development Fee under the Construction Loan. The Development Fee shall be allocated 66.67% to TRG and 33.33% to LEV-BRN. The Development Fee shall be paid, to the extent permitted by the Construction Loan, in equal monthly payments commencing with the first advance of the Construction Loan.

                  9.5.4 Boca shall be the Leasing Agent for the Retail portion of the Project. It shall receive no fee for such service. Any two of the General Partners shall have the right to remove Boca as the Leasing Agent at any time without cause. Boca or its affiliate has heretofore entered into an exclusive agreement with Synergy Retail Group with respect to the leasing of the retail portion of the Project (the "Synergy Agreement"), a copy of which agreement has been furnished to and approved by the Levitt Partners and the Related Partners. By these presents Boca does hereby assign its rights under the Synergy Agreement to the Partnership and on the condition that the Partnership is not terminated pursuant to Section 6.2 above, the Partnership will assume all obligations of Boca (or its affiliates) thereunder by appropriate written instrument executed and delivered following the closing on the purchase of the Property by the Partnership.

         9.6 COMPENSATION TO THE GENERAL PARTNERS AND AFFILIATES. Without limitation upon the other powers set forth herein, the Managing General Partner is expressly authorized for, in the name of and on behalf of the Partnership, to contract with any General Partner and their respective Affiliates so as to permit them to receive compensation for any and all services which they are permitted to perform for the Partnership pursuant to this Agreement in amounts and on terms equivalent to those which could be obtained by the Partnership in arm's length transactions with non-affiliated parties performing comparable services. Notwithstanding the above, the compensation paid to any General Partner or its Affiliates shall not include any payments for the overhead or salaries, including, without limitation, overhead or salaries attributable to the development, marketing and construction management of the Project as such overhead is deemed to be paid from the Development Fee described in Section
9.5.3 above; provided, however, that should the Partnership select an Affiliate to be the general contractor for the construction of the Project, such Affiliate shall be entitled to be paid and receive overhead and general conditions, including profit, in an amount not to exceed that that would be paid in an arms-length transaction with a non-affiliated party performing comparable services.

         9.7 INDEMNIFICATION OF THE GENERAL PARTNERS. None of the General Partners nor any of their respective Affiliates shall be liable to the Partnership or any Partner for any loss or liability incurred in connection with any act performed or omitted in accordance with the terms of this Agreement, nor for negligence, except for any loss or liability incurred in connection with the fraud, willful misconduct or gross negligence of such General Partner. The Partnership shall, to the fullest extent permitted by law, indemnify and save harmless each of the General Partners and its respective Affiliates from and against any and all liability, loss, cost, expense or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Partnership, regardless of whether acting pursuant to its discretionary or explicit authority hereunder, except any thereof incurred in connection with its fraud, willful misconduct or gross negligence. In particular, and without limitation of the foregoing, each of the General Partners and its respective Affiliates shall be entitled to indemnification by the Partnership against the reasonable expenses, including attorneys' fees actually and necessarily incurred by such General Partner or Affiliates in connection with the defense of any suit or action to which such General Partner or its Affiliates are made a party by reason of its position as a General Partner or an Affiliate of such General Partner herein, to the fullest extent permitted under the provisions of the Act or any other applicable statute. Nothing herein shall make any Affiliate of a General Partner liable in any way for the acts, omissions, obligations or liabilities of a General Partner.


                                    ARTICLE X
                           STATUS OF LIMITED PARTNERS

         10.1 LIMITED LIABILITY OF THE LIMITED PARTNERS. Except as otherwise provided in the Act, the Limited Partners shall not be bound by or be personally liable for the expenses, debts, liabilities, contracts or any other obligations of the Partnership. Except as expressly provided in Article VI hereof, the Limited

Partners shall not be obligated to make contributions to the capital of the Partnership, except as may be required by law.

         10.2 LIMITATION ON RIGHTS AND POWERS OF THE LIMITED PARTNERS.

                  10.2.1 The Limited Partners shall take no part in nor interfere in any manner with the control, conduct or operation of the Partnership including, by way of example and not by limitation, the Managing General Partner may give a deed in lieu of foreclosure should a default have occurred in the payment of any mortgage indebtedness without the consent of the Limited Partners.

                  10.2.2 In the event of the resignation or removal in accordance with this Agreement of any General Partner, the Limited Partners shall have the right as set forth in this Agreement to vote only upon the following matters:

                           (a) Election of a successor General Partner or
Partners by vote of the Partners holding more than fifty percent (50%) of the outstanding Partnership Interests.

                           (b) Amendment to this Agreement by vote of the
Partners holding more than one hundred percent (100%) of the outstanding Partnership Interests.


                                   ARTICLE XI
                                 RESTRICTIONS ON
                      DISPOSITION OF PARTNERSHIP INTERESTS

         11.1 RESTRICTIONS.

                  11.1.1 Other than as expressly permitted in Articles XI, XIV and XVIII hereof, no Limited Partner may sell, hypothecate, pledge, transfer, assign or otherwise dispose of his or its Partnership Interest without the prior written consent of those General Partners who are not transferring and are not affiliated with the Partner who is transferring, which consent may be withheld in such General Partners' absolute discretion; provided however, that after the Completion Date (as hereinafter defined) any partner shall have the right, with the reasonable consent of the General Partners to freely assign, pledge or transfer its Partnership Interest or any economic interest in the Partnership. The term "Completion Date" means the earliest date on which the Project shall have been completed and at least 85% of the rentable area thereof shall be leased to bona fide tenants for actual occupancy.

                  11.1.2 No offer, sale, hypothecation pledge, transfer, assignment, or other disposition of any Limited Partnership Interest may be made unless the General Partners shall have received an opinion of counsel satisfactory to them that such proposed disposition (i) may be effected without registration of the Partnership Interest under the Securities Act of 1933, as amended, (ii) would not be in violation of any securities laws (including investment suitability standards) of any jurisdiction applicable to the Partnership, and (iii) would not result in the termination of the Partnership under Code Section 708 unless the Partners holding more than fifty percent (50%) of the outstanding Partnership Interests after such disposition shall have agreed to waive the restriction in this Section 11.1.2
(iii).

                  11.1.3 Nothing contained in this Agreement shall be deemed to prohibit any Limited Partner from assigning to any person or party, the right to receive distributions with respect to its Partnership Interest, provided that no such transfer shall entitle the assignee to become a Partner, to interfere or otherwise participate in the management and administration of the affairs or business of the Partnership, to require any information on account of Partnership transactions, to inspect the books and records of the Partnership or to have any connection with or rights against the Partnership or any Partner except the assigning Partner.

         11.2 ADMISSION OF SUBSTITUTE LIMITED PARTNER.

                  11.2.1 Subject to the other provisions of this Article XI, an assignee of the Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Partnership Interest) shall be deemed admitted as a Limited Partner of the Partnership only upon the satisfactory completion of the following:

                           (a) Consent of the General Partners shall have been
given, which consent may be evidenced by the execution by the General Partners of a certificate evidencing the admission of such person as a Limited Partner.

                           (b) The assignee shall have accepted and agreed to be
bound by the terms and provisions of this Agreement by executing a counterpart thereof, and such other documents or instruments as the General Partners may reasonably require in order to accomplish the admission of such person as a Limited Partner.

                           (c) If the assignee is a corporation, the assignee
shall have provided the General Partners with evidence satisfactory to counsel for the Partnership of its authority to become a Limited Partner under the terms and provisions of this Agreement.

                           (d) The assignee shall have paid all reasonable legal
fees and administrative costs of the Partnership and the General Partners and filing and publication costs in connection with the Assignee's substitution as a Partner.

                           (e) If a Limited Partnership Interest is being
assigned, the assignee shall have executed a power of attorney acceptable to the General Partners containing the terms and provisions set forth in Article XVII.

                  11.2.2 Upon the satisfactory completion of the requirements described in Section 11.2.1 for the admission of a Substitute Limited Partner, as approved by the General Partners in their discretion, a Substitute Partner shall be treated as a Limited Partner for all purposes of this Agreement commencing the first day of the next following calendar month. Any person so admitted to the Partnership as a Limited Partner shall be subject to all provisions of this Agreement as if originally a party hereto. The Partnership shall, upon substitution of a Limited Partner, pursuant to the provisions of this Section 11.2, thereafter make all further Distributions on account of the Partnership Interest so assigned to the assignee for such time as the interest is transferred on its books in accordance with the above provisions.

                  11.2.3 By executing or adopting this Agreement, each Partner consents to the admission of additional or Substitute Limited Partners by the General Partners and to any assignee of a Limited Partnership Interest assigned in accordance with the terms of this Section 11.2 becoming a Substitute Limited Partner.

         11.3 RIGHTS OF ASSIGNEE OF PARTNERSHIP INTEREST OF A PARTNER.

                  11.3.1 Subject to the provisions of Section 11.1 hereof, and except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Partner of his Partnership Interest until the Partnership has received notice thereof, which notice must include such information and documentation with respect to the assignment as the General Partners may require.

                  11.3.2 Any person who is the assignee of all or any portion of a Partner's Partnership Interest, but does not become a Substitute Partner, and desires to make a further assignment of such Partnership Interest, shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Partner desiring to make an assignment of his Partnership Interest.

                  11.3.3 An assignee who has not been substituted as a Partner shall not be counted for purposes of any matter requiring the consent of the Partners.

         11.4 CONTRAVENTION VOIDS ASSIGNMENT. Any sale, hypothecation, pledge, transfer, assignment or other disposition in contravention of this Agreement shall be void and ineffective and shall not bind or be recognized by the Partnership.


                                   ARTICLE XII
                         WITHDRAWAL OF A GENERAL PARTNER

         12.1 WITHDRAWAL. A General Partner is prohibited from withdrawing or resigning from the Partnership or transferring any of its Partnership Interest without the prior written consent of all of the other

General Partners and no Partner shall cause or permit a transfer of a majority of the stock or interest in any General Partner which is its Affiliate.


                                  ARTICLE XIII
                       BANKRUPTCY, DEFAULT AND DISSOLUTION

         13.1 BANKRUPTCY, INSOLVENCY, ETC., OF A LIMITED PARTNER. The bankruptcy, insolvency, death, or adjudication of incompetency of any Limited Partner shall not cause the dissolution of the Partnership. In such event, such Partner's personal representative, administrator or legal representative shall have the same rights that such Partner would have if such event had not occurred and the interest of such Partner in the Partnership shall, until the termination of the Partnership, be subject to the terms, provisions and conditions of this Agreement.

         13.2 BANKRUPTCY, INSOLVENCY, ETC., OF A GENERAL PARTNER. The bankruptcy, insolvency, death, or adjudication of incompetency of a General Partner at a time in which there is more than one (1) General Partner shall not cause the dissolution of the Partnership. In such event, the legal representative, administrator or personal representative of such General Partner shall have the same rights that such Partner would have if such event had not occurred and the interest of such Partner shall, until termination of the Partnership, be subject to the terms, provisions and conditions of this Agreement. Notwithstanding the foregoing, the General Partner's Partnership Interest shall be automatically converted to a Partnership Interest as a Limited Partner as of the date of such event without any further action on the part of the Partnership or the other Partners. The legal representative, administrator or personal representative of the General Partner shall have no further right to participate in the management of the Partnership but shall nevertheless continue to be liable for all of the General Partner's obligations under this Agreement.

         13.3 EVENTS OF DEFAULT OF A PARTNER AND CURE PERIOD. The occurrence of any of the following shall constitute an event of default ("Event of Default") on the part of a Partner:

                  (a) the failure of the Partner to make any additional Capital Contribution required of him or it under Section 6.3 within ten (10) business days after written notice is received by such Partner setting forth the amount of additional capital required (it being understood and agreed that none of the Boca Partners shall be obligated to make any such capital contributions);

                  (b) the failure of the Partner to perform any other obligation of this Agreement and such failure or default is not cured within 30 days after written notice is received by such Partner setting forth the default.

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         13.4 REMEDIES FOR SECTION 13.3(A) EVENT OF DEFAULT.

                  13.4.1 PURCHASE OF THE DEFAULTING PARTNER'S INTEREST.

                           13.4.1.1 Upon the occurrence of a Section 13.3(a)
Event of Default of a Partner (the "Defaulting Partner"), either of the Non-Defaulting Partners or both together on a prorata basis (in proportion to their respective Partnership Interests or as they may otherwise agree), as the case may be (the "Non-Defaulting Partner"), which is not in default, shall have the right to acquire the Partnership Interest of the Defaulting Partner at the closing for cash at the lower of (a) the Unreturned Invested Capital of the Defaulting Partner or (b) the net fair market value of such Partnership Interest determined pursuant to the appraisal procedure set forth in Article XV, subject to adjustment as set forth in Section 13.4.1.3. In furtherance of such right, the Non-Defaulting Partner may notify the Defaulting Partner at any time within three (3) months following a Section 13.3(a) Event of Default of its election to institute the appraisal procedure set forth in Article XV which election shall not bind the Non-Defaulting Partner to purchase the Partnership Interest of the Defaulting Partner. Within fifteen (15) days of receipt of notice of determination of the net fair market value of the Partnership Interest of the Defaulting Partner determined pursuant to the appraisal procedure set forth in
Article XV, the Non-Defaulting Partner may notify the Defaulting Partner in writing of its election to purchase the Partnership Interest of the Defaulting Partner.

                           13.4.1.2 Closing of the purchase pursuant to this
Section shall be held at the principal offices of the Partnership, unless otherwise mutually agreed, on a date selected by the Non- Defaulting Partner which date shall be not more than sixty (60) days after the date of the written notice of election to purchase the Partnership Interest of the Defaulting Partner provided in Section 13.4.1.1.

                           13.4.1.3 At the closing the Non-Defaulting Partner
may elect to offset against the purchase price the amount of any loss, damage or injury, the amount of which has been established by a final non-appealable judgment, caused to it by the default of the Defaulting Partner. The price to be paid for the interest of the Defaulting Partner also shall be adjusted as follows: there shall be determined, as of the date of the closing, (a) the aggregate amount of all Additional Capital Contributions made by the Defaulting Partner pursuant to Article VI between the date as of which the price for such interest was established and the date of the closing, and (b) the aggregate amount of all distributions made to the Defaulting Partner during such period pursuant to Section VII. If the amount determined under (a) exceeds the amount determined under (b), the price shall be increased by an amount equal to such excess; if the amount determined under (b) exceeds the amount determined under
(a), the price shall be decreased by an amount equal to such excess. The Defaulting Partner shall transfer such interest free and clear of any liens, encumbrances or any interests of any third party and shall execute or cause to be executed any and all documents required to fully transfer such interest to the Non-Defaulting Partner. Any monetary default by the Defaulting Partner must be cured out of the proceeds from such sale at the closing. The Partnership shall use reasonable efforts (at no cost to the Partnership other than incidental transactions costs such as attorneys' fees for reviewing proposed release documents) to obtain the release of the Defaulting Partner from any liability for the Partnership.

                           13.4.1.4 Following the closing of the acquisition of
the Defaulting Partner's Partnership Interest contemplated in this Section, the Defaulting Partner shall have no further rights to distributions of Available Cash and Cash from Sales, Financing and Condemnation or allocations of Profits and Losses attributable to any period or event following the date of the closing and all such rights shall vest in the Non-Defaulting Partner.

                           13.4.1.5 For purposes of this Section 13.4, if the
Defaulting Partner is either TRG or Related, all references to the Defaulting Partner shall be deemed to refer to the Related Partners or if the Defaulting Partner is LEV-BRN or Levitt, all references to the Defaulting Partner shall be deemed to refer to the Levitt Partners.

                           13.4.1.6 In the event the Non-Defaulting Partner does
not timely notify the Defaulting Partner of its election to purchase the Partnership Interest pursuant to Section 13.4.1, each Non-Defaulting Partner shall have the right to advance directly to the Partnership the unpaid Additional Capital Contribution required from the Defaulting Partner as a loan to such Partner ("Contribution Loan"). The Contribution Loan shall bear interest at the Stipulated Rate and shall be repaid solely out of any subsequent distributions made pursuant to this Agreement to which the Defaulting Partner for whose account the Contribution Loan was made would otherwise be entitled, which amount shall be applied first to the payment of interest and then to the payment of principal, until the Contribution Loan is paid in full. Repayment of the Defaulting Partner's Contribution Loan shall be secured by the Defaulting Partner's Partnership Interest, and the Defaulting Partner hereby grants a security interest in such Partnership interest to the Non-Defaulting Partner who has advanced such Contribution Loan and hereby irrevocably appoints the Non-Defaulting Partner, and any of its agents, officers or employees, as its attorneys-in-fact with full power and authority to prepare and execute any documents, instruments and agreements, including, but not limited to, any note evidencing the Contribution Loan, and such Uniform Commercial Code financing, continuation statements and other security instruments as may be appropriate to perfect and continue such security interest in favor of such Non-Defaulting Partner. Said loan shall be repaid from available cash and shall mature in 60 days from the date the contribution has been made by the Non-Defaulting Partner. If and to the extent that the loan has not been repaid by the Defaulting Partner within such time, the loan shall, at the election of the Non-Defaulting Partner, convert to capital and shall increase the Non-Defaulting Partner's share in the Partnership at the rate of 1% for every $30,000.00 of repaid loan. The Defaulting Partner's shares shall decrease in like amount but there should be no decrease in the share of any Boca Partner.

         13.5 REMEDIES FOR 13.3(B) EVENT OF DEFAULT - ACTION AT LAW OR IN EQUITY. Upon a Section 13.3(b) Event of Default, the Partnership and the Partners, as applicable, may pursue all available remedies at law or in equity for monetary damages and specific performance.

         13.6 DISSOLUTION. The Partnership shall be dissolved and terminated upon the earliest to occur of the following:

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                  13.6.1 In the event there is only one remaining General
Partner of the Partnership, the adjudication of bankruptcy, the filing of a petition pursuant to a chapter of the Federal Bankruptcy Code, or the withdrawal, removal, insolvency, dissolution, death, adjudication of incompetency or cessation of business of the last remaining General Partner, unless within sixty (60) days after such event the Limited Partners elect a substitute General Partner to continue the business of the Partnership and such substitute General Partner agrees in writing to accept such election. In the event a Substitute General Partner is timely elected as the result of the bankruptcy, insolvency, dissolution, death, adjudication of incompetency or cessation of business of the last remaining General Partner, Section 13.2 shall be applicable to the Partnership Interest held by the personal representative, administrator or legal representative of the last remaining General Partner.

                  13.6.2 All of the Partners mutually agree in writing to terminate the Partnership;

                  13.6.3 The expiration of the term of the Partnership;

                  13.6.4 The sale or other disposition of all or substantially all of the Project and all other Partnership assets by the Partnership; or

                  13.6.5 Entry of a decree of judicial dissolution under the Act.

         13.7 EFFECTIVE DATE OF DISSOLUTION. Dissolution of the Partnership shall be effective on the earlier of December 31, 2043, or the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Certificate shall have been cancelled and the assets of the Partnership shall have been distributed as provided in Section 13.8.4 below. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

         13.8 PROCEDURE IN DISSOLUTION AND LIQUIDATION.

                  13.8.1 WINDING UP. Upon dissolution of the Partnership pursuant to Section 13.6 hereof, the Partnership shall immediately commence to wind up its affairs and the Partners shall proceed with reasonable promptness to liquidate the business of the Partnership.

                  13.8.2 MANAGEMENT RIGHTS DURING WINDING UP. During the period of the winding up of the affairs of the Partnership, the rights and obligations of the Partners set forth herein with respect to the management of the Partnership shall continue. For purposes of winding up, the General Partners shall continue to act as such and shall make all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Partnership assets; provided that if the termination of the Partnership results from the occurrence of an event specified in Section 13.6.1, the Limited Partners, or a receiver or trustee appointed by the Limited Partners, shall conduct the winding up of the business of the Partnership and the General Partner shall have no further right to participate in the management or affairs of the Partnership but shall nonetheless be bound by all decisions made by the Limited Partners. The General Partners hereby waive any claims it may have against the Limited Partners that may arise out of the management of the Partnership by the Limited Partners during the period of winding up the Partnership, so long as the Limited Partners act in good faith and are not grossly negligent.

                  13.8.3 WORK IN PROGRESS. If the Partnership is dissolved for any reason while there is work in progress on the development or construction of the Project or otherwise with respect to the Property, winding up of the affairs and termination of the business of the Partnership may include completion of the work in progress to the extent of constructing and selling or leasing the improvements then being developed on the Property, as the Partners may determine to be necessary to bring the matters under construction to a state of completion convenient to permit a sale of the Partnership's interest in such work.

                  13.8.4 LIQUIDATION. Upon dissolution of the Partnership, the General Partners, or, if the Limited Partners are conducting the winding up of the business of the Partnership, the Limited Partners shall wind up the affairs of the Partnership, apply and distribute its assets or the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Certificate. As soon as possible after the dissolution of the Partnership, a full account of the assets and liabilities of the Partnership shall be taken, and a statement shall be prepared by the independent certified public accountants then acting for the Partnership, setting forth the assets and liabilities of the Partnership. A copy of such statement shall be furnished to each of the Partners within thirty (30) days after such dissolution. Thereafter, the General Partners, or, if the Limited Partners are conducting the winding up of the business of the Partnership, the Limited Partners shall, in their sole and absolute discretion, either liquidate the Partnership's assets as promptly as is consistent with obtaining, insofar as possible, the fair market value thereof or determine to distribute all or part of the assets in kind. Any proceeds from liquidation, together with any assets which the General Partners, or if the Limited Partners are conducting the winding up of the business of the Partnership, the Limited Partners determine to distribute in kind, shall be applied in the following order:

                           (a) First, the expenses of liquidation and the debts
of the Partnership, including the debts and expenses of the Partnership to any Partner and his or its Affiliate as permitted by this Agreement. Any reserves shall be established or continued which the General Partners may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership or its liquidation. Such reserves shall be held by the Partnership for the purpose of disbursement in payment of any of the aforementioned contingencies, and at the expiration of such period as the General Partners shall deem advisable, the Partnership shall distribute the balance thereafter remaining in the manner provided in the following subdivisions of this Article.

                           (b) Then, to the Partners in accordance with Article
VII hereof.

Any assets of the Partnership to be distributed in kind shall be distributed on the basis of the fair market value thereof and may be distributed to any Partner entitled to any interest in such assets as a tenant-in- common with all other Partners so entitled.

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



Notwithstanding the foregoing, in the event there are any outstanding Contribution Loans at the time of any distribution pursuant to this Section 13.8, then the Partner to whom such Contribution Loan is owed shall be entitled to payment of the Contribution Loan on a priority basis out of the distributions to which the Partner for whose benefit the Contribution Loans were made is entitled, to be applied to the Contribution Loans in order of priority based on the reverse chronological order in which they were made, the latest to be paid first in full, and to each Contribution Loan in payment first of interest and then of principal. In addition, no Partner shall be required to contribute any amounts to the Partnership solely by reason of a deficit balance in such Partner's Capital Account upon liquidation of such Partner's Interest in the Partnership.

                  13.8.5 TERMINATION. Upon the completion of the distribution of Partnership assets as provided in this Section 13.8, the General Partner or, if the Limited Partners are conducting the winding up of the business of the Partnership, the Limited Partner shall take such other actions as may be necessary to terminate completely the Partnership.


                                   ARTICLE XIV
                                 BUY-SELL OPTION

         14.1 BUY-SELL OPTION. From and after the later of (a) twenty four (24) months following the completion of the construction of the Project, and (b) achievement of ninety percent (90%) occupancy with respect to the lease up of the Project, either of the Related Partners, Levitt Partners, or Boca Partners, as the case may be (hereinafter referred to as the "Initiating Party"), shall have the right to purchase all of the Partnership Interests of the other Partners or sell all of its own Partnership Interests on an all-cash basis in an amount and in the manner set forth herein; provided, however, that no party may exercise the buy-sell option unless the mortgage financing of the Project is either prepayable without penalty or if prepayable with penalty, the Initiating Party agrees to pay the penalty when such mortgage is prepaid regardless of whether it is the Buyer or Seller. The provisions of this Article XIV shall apply notwithstanding the restrictions of Article XI. The Initiating Party may exercise this right by delivering to the other Partners (individually, a "Receiving Party" and collectively, the "Receiving Parties") a notice (the "Exercise Notice") stating:

                  14.1.1 Initiating Party will, at the option of the Receiving Parties, either (a) purchase for cash all of the Receiving Parties' Partnership Interests or (b) sell all of the Initiating Party's Partnership Interests to the Receiving Parties; and

                  14.1.2 The cash price (the "Offer Price") for the gross assets of the Partnership, without reduction for liabilities of the Partnership, on the basis of which, as set forth in Section 14.4 below, the Initiating Party is either willing to sell its Partnership Interests to the Receiving Parties or in the alternative to purchase from the Receiving Parties the Receiving Parties' Partnership Interests.

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



         14.2 ELECTION OF RECEIVING PARTY. The Receiving Parties, either collectively (in proportion to their respective Partnership Interests or as they may otherwise agree) or if only one of the Receiving Parties wishes to be the purchaser, that Partner alone may be the purchaser and shall have sixty (60) days after receipt of the Exercise Notice to deliver written notice to the Initiating Party stating the exercise of its option under Section 14.1.1. If no Receiving Party exercises its option to purchase all of the Initiating Party's Partnership Interests within sixty (60) days after receipt of the Exercise Notice, the Receiving Parties shall conclusively be deemed to have agreed to sell their Partnership Interests to the Initiating Party. If one Receiving Party exercises its option to purchase all of the Initiating Party's Partnership Interest and the other does not then the Party exercising the option to purchase shall be deemed to have agreed to also purchase the interest of the Party not electing to purchasing the Initiating Party's Partnership Interest and the Party not electing to purchase shall be obligated to sell its interest. For purposes of this Article XIV, the Partners who are purchasing shall be known as the "Purchasing Party" and the Partners who are selling shall be known as the "Selling Party."

         14.3 APPROVAL WITHIN A GROUP. All decisions regarding the exercise of rights under this Article XIV by the Related Partners shall be made by TRG; by the Levitt Partners, by LEV-BRN; and by the Boca Partners, by BOMA.

         14.4 CLOSING. The purchase and sale contemplated by Sections 14.1 and
14.2 hereof shall be consummated within two hundred ten (210) days after receipt by the Receiving Party of the Exercise Notice (the "Notice Receipt Date"), time being of the essence. If such day is not a business day, the closing shall be consummated on the next succeeding business day at such place in Dade County, Florida, as may be designated by the Purchasing Party.

                  14.4.1 At the closing of the purchase and sale contemplated by this Article XIV, the Purchasing Party shall pay to the Selling Party in cash the amounts it would have received (as a Partner of this Partnership) if the assets of the Partnership had been sold for an amount equal to the Offer Price on the date of such payment, and the proceeds of such sale (net of liabilities that would have been paid out of such proceeds, including without limitation any amounts due to a Partner or its Affiliates, if such sale had actually occurred) were distributed in accordance with the provisions of this Agreement. The Selling Party shall thereupon cease to be a Partner of the Partnership. The Selling Party shall deliver and execute (i) all instruments which the Purchasing Party may reasonably require to consummate the sale and to assure that the Partnership Interests being transferred are free and clear of any lien, charge or encumbrance and (ii) the resignation of the General Partner included within the Selling Party as a General Partner of the Partnership. The Initiating Party shall bear all costs of closing except that each party shall bear the cost of its own attorneys' fees.

                  14.4.2 At the closing of the purchase and sale contemplated by this Article XIV, the Purchasing Party shall either deliver or cause to be delivered releases releasing the Selling Party from any and all liability (other than liability for environmental indemnities and other customary exceptions to nonrecourse provisions) to banks, financial institutions and other persons to which or to whom the Selling

Party may be primarily or secondarily liable for repayment of loans incurred by the Partnership or under then applicable guarantees or indemnities given on behalf of the Partnership or pay in full and discharge such loans or indemnities (other than liability for environmental indemnities and other customary exceptions to nonrecourse provisions). Delivery of the releases or making the payment referred to herein are a condition of the closing of the purchase and sale contemplated by Sections 14.1 and 14.2 and the Selling Party shall not be required to sell its Partnership Interest unless it has received such releases.

         14.5 BREACH OF BUY-SELL. In the event that the Purchasing Party does not close such purchase and sale within the time period and pursuant to the terms provided above through the fault of either the Selling Party or Purchasing Party, the non-breaching party shall have the right, exercisable upon delivery of a written notice (the "Second Exercise Notice") to the breaching party, within fifteen (15) days after the expiration of the applicable time period, to acquire the breaching party's Partnership Interests at a purchase price based upon seventy-five percent (75%) of the Offer Price. For purposes of this Section 14.5, the non-breaching party shall be known as the "Purchasing Party" and the breaching party shall be known as the "Selling Party." The closing of the purchase and sale contemplated by this Section 14.5 shall be consummated within sixty (60) days after receipt of the Second Exercise Notice by the breaching party concerning such purchase and sale.

         14.6 RIGHT OF PARTNERS. Following the closing of the purchase and sale contemplated by Sections 14.1 and 14.2 or 14.5, the Partners in the Selling Party shall have no further rights to distributions of Available Cash and Cash From Sales, Financing and Condemnation or allocations of Profits and Losses attributable to any period or event following the date of the closing and all such rights shall vest in the Purchasing Party.


                                   ARTICLE XV
                                    APPRAISAL

         15.1 GENERAL. For purposes of the valuation of an interest in the Partnership to be purchased or sold under Section 13.4 hereof, the value of such interest in the Partnership shall be determined as follows. The parties shall first attempt to agree upon the "net fair market value" of the Partnership and of the interests in the Partnership to be purchased or sold. The "net fair market value" of the Partnership shall mean the cash price which a sophisticated purchaser would pay on the effective date of the appraisal for all tangible assets owned by the Partnership in excess of the financing then encumbering the Partnership assets, such valuation to be made on the assumption that such assets are not subject to any agreements, including, without limitation, leases, management and service agreements then in effect, except this Agreement or any agreements between the Partnership and any Affiliates of the General Partner. A sophisticated purchaser shall be one who would take into account the nature, extent, maturity date and other terms of the liabilities of the Partnership, whether fixed or contingent, including the favorable or unfavorable nature of any financing then encumbering the Project or other Partnership assets, and the prospects that the income from the Partnership assets would be sufficient to satisfy such liabilities when due, excluding any liability under any financing already taken into account. The "net fair market value" of a Partnership interest shall mean the value of the interest to be sold or purchased, based on the net fair market value of the Partnership, and subject to the terms and provisions of this Agreement.

         15.2 APPRAISAL PROCEDURE. In the event the Partners are unable to mutually agree upon the net fair market value of the Partnership and of the Partnership interests to be sold or purchased within thirty (30) days of the date of the appraisal procedure of this Article XV is instituted as provided in this Agreement, they shall each select one (1) appraiser to determine the net fair market value of the Partnership. Each appraiser so selected shall furnish the Partners and the certified public accountants for the Partnership with a written appraisal within sixty (60) days of his or her selection, setting forth his or her determination of the net fair market value. Such appraisals shall be prepared based on the assumption that the Project is the highest and best use of the Property; and the appraisal value shall not include any value for any intangible assets of the Partnership, such as good will. If only one appraisal is submitted within the requisite time period, the determination of the fair market value of the Partnership pursuant to such appraisal shall be final and binding on the Partners. If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than ten percent (10%) of the lower of the two, the average of the two (2) shall be the determination of fair market value and shall be final and binding on the Partners. If the two appraisals differ by ten percent (10%) or more of the lower of the two (2), then the two (2) appraisers shall immediately select a third appraiser who shall within sixty (60) days after his or her selection make a determination of the fair market value of the Partnership and submit such determination to the Partners and the certified public accountants for the Partnership. The third appraisal will then be averaged with the closer of the two (2) previous appraisals and the result shall be the determination of fair market value and shall be final and binding on the Partners, unless the first two (2) appraisals differ from the third appraisal by the same amount, in which case the first two (2) appraisals shall be disregarded and the determination of the fair market value pursuant to the third appraisal shall be final and binding on the Partners. All appraisers appointed pursuant to this Article XV shall be members of the Institute of Real Estate Appraisers with not less than ten (10) years' experience appraising projects similar to the Project. The cost of the appraisals shall be at the expense of the Defaulting Partner.


                                   ARTICLE XVI
                           BOOKS AND RECORDS; REPORTS

         16.1 BOOKS AND RECORDS. The Managing General Partner shall maintain on behalf of the Partnership adequate books and records of the Partnership at one or more of their places of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership. Any Partner or his designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of said books or records.

         16.2 ANNUAL REPORTS. Each Partner shall be furnished annually by the Partnership with (i) audited financial statements for the year then ended, which shall be prepared in accordance with generally accepted accounting principles by an independent certified public accountant, and (ii) a report of the activities of the Partnership during the period covered by the report. Prior to distribution to the Partners, such annual report shall be approved by the Managing General Partner.

         16.3 TAX INFORMATION. Necessary tax information for the preparation of the Partners' federal income tax returns shall be delivered to the Partners on an annual basis. Every reasonable effort shall be made by the Managing General Partner to cause the Partnership to furnish such information within 90 days after the end of the Partnership's fiscal year. The tax returns of the Partnership shall be approved by the General Partners.

         16.4 TAX ELECTION. All tax elections on behalf of the Partnership may be made or rescinded in the discretion of the General Partners, including, but not limited to, election under Section 754 of the Code on behalf of the Partnership. Adjustments available under Section 743 of the Code as a result of such election shall be taken into account by the Partners affected thereby on their individual Federal income tax returns and by the Partnership and shall not be taken into account in computing the profits and losses of the Partnership for purposes of this Agreement.

         16.5 TAX CONTROVERSIES. Should there be any controversy with the Internal Revenue Service or any other taxing authority involving the Partnership or an individual Partner or Partners as a result of being a partner in the Partnership, the outcome of which may adversely affect the Partnership either directly or indirectly, the Partnership may incur expenses it deems necessary and advisable in the interest of the Partnership to oppose such proposed deficiency, including, without limitation, attorneys' and accountants' fees. The Managing General Partner shall act as the "Tax Matters Partner" as defined under
Section 6231(a)(7) of the Code; provided, however, that all decisions relating to settling or refusing to settle any controversy with the Internal Revenue Service shall be approved by the General Partners.

         16.6 FISCAL YEAR. The fiscal year of the Partnership for both accounting and federal income tax purposes shall be the calendar year. For accounting and federal income tax purposes, the Partnership shall report its operations and profits and losses in accordance with the method determined by the General Partners. Thereafter, the Partnership may alter its fiscal year and reporting method, provided that the consent of the General Partners and, where necessary, the consent of the Internal Revenue Service, is first obtained.

                                  ARTICLE XVII
                                POWER OF ATTORNEY

         17.1 The Partners hereby irrevocably constitute and appoint the Managing General Partner their true and lawful attorneys-in-fact, with full power of substitution, with such Managing General Partner having full power and authority in the Partners' name, place and stead to execute, acknowledge, deliver, and swear to in the execution, acknowledgment and filing and recording at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to:

                  17.1.1 The Certificate;

                  17.1.2 Any other instrument, certificate or document which may be required or deemed advisable to be filed by the Partnership under any law or with any governmental authority;

                  17.1.3 Any document which may be required under the Act to effectuate the continuation of the Partnership, the admission of additional or substituted Limited Partners, or the dissolution, termination or extension of the Partnership (provided such continuation, admission, dissolution, termination or extension is in accordance with the terms of this Agreement), or to reflect any increases or reductions in the amount of capital contributions; and

                  17.1.4 Any amendments or modifications of this Agreement, the Certificate or of any separate Certificate deemed necessary or desirable by the General Partners to effectuate the terms and provisions of this Agreement; provided, however, that for any amendment of the Partnership Agreement or Restated Certificate requiring the vote or consent of the Limited Partners, it is specifically understood that this power of attorney does not give the Managing General Partner the power to vote on behalf of the Partner, but only the power to execute documents implementing the results of any such vote or consent of the Partner.


                                  ARTICLE XVIII
                             RIGHT OF FIRST REFUSAL

         18.1 RIGHT OF FIRST REFUSAL OPTION. In the event that the Partnership receives on or after thirty six (36) months following completion of the Project a bona fide written offer to acquire the Project (the "Outside Offer"), which complies with the conditions below, and only one of the General Partners (together with its affiliated Limited Partner, the "Willing Partners") votes to accept the Outside Offer, then the Willing Partners may, at their option, give written notice (the "Offer Notice") to the other General Partners (the "Unwilling Partners") not willing to accept the Outside Offer of their option to either (a) change their vote to accept the Outside Offer or (b) acquire or cause to be acquired all of the Partnership Interests of the Willing Partners (collectively the "Willing Partners' Partnership Interests"), at a price which is equal to the amount which would have been distributed to the Willing Partners in liquidation of the Partnership if the General Partners had voted to accept the Outside Offer. Such amount shall be paid and such acquisition shall be accomplished on the same terms as proposed in the Outside Offer. If there is more than one Unwilling Partner, then, in the absence of an agreement to the contrary, each Unwilling Partner shall purchase and pay for the interest of the Willing Partner in an amount in proportion to the ratio of such of the Unwilling Partners' Partnership interest to the sum of all of the Unwilling Partners' Partnership Interest. The provisions of this Article XVIII shall apply notwithstanding the restrictions of
Article XI. The provisions of this Section 18.1 shall be inapplicable unless the Outside Offer complies with the following requirements:

                  18.1.1 Such offer shall be made by a principal, identified in such offer, and not an agent acting on behalf of an undisclosed principal, and such principal shall not be an Affiliate of the Willing Partners;

                  18.1.2 Such offer shall bona fide, binding, and in writing and provide for a cash purchase price payable by the purchaser at closing, in an amount at least sufficient to pay and discharge all mortgages and other liens upon the Property.

                  18.1.3 Such offer shall contain provisions obligating the proposed purchaser to deliver or cause to be delivered releases releasing all of the Partners from any and all liability to banks, financial institutions and other persons to which or to whom the Partners may be primarily or secondarily liable for repayment of loans incurred by the Partnership or under guarantees or indemnities given on behalf of the Partnership, which indebtedness, guarantees or indebtedness will remain outstanding after the closing of such proposed sale.

                  18.1.4 Such offer shall be accompanied by a certified bank check of the prospective purchaser for a sum equal to at least 5% of the proposed purchase price.

                  18.1.5 The purchase price of all the assets of the Partnership shall be sufficient to enable all of the Partners to receive (a) a complete return of their Capital Contributions and Preferred Distribution and Preferred Distribution Arrearage, less Distributions previously received, and (b) a complete repayment of the amount of the principal and all accrued and unpaid interest on all loans from the Partners and their Affiliates to the Partnership.

         18.2 ELECTION OF UNWILLING PARTY. The Unwilling Partners shall have thirty (30) days after receipt of the Offer Notice to deliver written notice to the Willing Partners of the exercise of their option under Section 18.1(a) or 18.1(b). If both of the Unwilling Partners do not exercise their option to purchase the Willing Partners' Partnership Interests within thirty (30) days after the receipt of the Offer Notice, the Unwilling Partners shall conclusively be deemed to have voted to accept the Outside Offer. If only one of the Unwilling Partners exercises its option to purchase the Willing Partners' Partnership Interests within thirty (30) days of the receipt of the Offer Notice, such Unwilling Partner shall be the sole purchasing Unwilling Partner.

         18.3 APPROVAL WITHIN A GROUP. All decisions regarding the exercise of rights under this Article XVIII by the Related Partners shall be made by TRG; by the Levitt Partners, by LEV-BRN; and by the Boca Partners, by BOMA.

         18.4 CLOSING. In the event one or more of the Unwilling Partners elect to acquire all of the Willing Partners' Partnership Interests, the Willing Partners shall deliver and execute at the closing (a) all instruments which the Unwilling Partner(s) may reasonably require to consummate the sale and to assure that the Partnership Interests being transferred are free and clear of any lien, charge or encumbrance and (b) the resignation of the Willing Partners as partners of the Partnership. The purchasing Unwilling Partner shall bear all costs of closing except that each party shall bear the cost of its own attorneys' fees. Additionally, to the extent required by the Outside Offer, the purchasing Unwilling Partner shall at the closing (a) deliver or cause to be delivered releases releasing the Willing Partners from any and all liability (subject to customary exclusions) to banks, financial institutions and other persons to which or to whom the Willing Partners may be primarily or secondarily liable for repayment of loans incurred by the Partnership or under guarantees or indemnities given on behalf of the Partnership or, alternatively, to pay and satisfy in full such loans, and (b) cause the Partnership to repay in full the principal and all accrued and unpaid interest on all loans from the Willing Partners to the Partnership. Delivery of the releases and repayment of the principal and interest on Partnership loans referred to herein are a condition of the closing contemplated in this Section 18.4, and the Willing Partners shall not be required to sell the Willing Partners' Partnership Interests unless such conditions are satisfied. The closing under this Article shall be held at the principal offices of the Partnership, unless mutually agreed otherwise, on a mutually acceptable date not more than two hundred ten (210) days after the date of the Offer Notice.

         18.5 RIGHT OF PARTNERS. Following the closing of the acquisition of all of the Willing Partners' Partnership Interests contemplated in Section 18.4, the Willing Partners shall have no further rights to distributions of Available Cash and Cash From Sales, Financing and Condemnation or allocations of Profits and Losses attributable to any period or event following the date of the closing and all such rights shall vest in the purchasing Unwilling Partner.


                                   ARTICLE XIX
                                PARTNERSHIP FUNDS

         All deposits in and withdrawals from Partnership bank accounts shall be made by the General Partners or such other person or persons employed by the General Partners, as they may from time to time designate. Partnership funds shall be held in separate accounts, and shall not be commingled with funds of the General Partners and shall not be available to creditors of the General Partners. Pending utilization of funds in the operations of the Partnership, such funds may be deposited by the General Partners in savings accounts, checking accounts or money market interest funds, or invested by the General Partners in (i) certificates of deposit issued by financial institutions that are insured by either the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation, or (ii) securities issued or guaranteed by the United States government or any agency or department thereof.


                                   ARTICLE XX
                               DESIGNATED PERSONS

         For purposes of facilitating the terms and provisions of this Agreement, the General Partners hereby designate as their respective designated corporate officer on their behalf for all purposes pursuant to this Agreement the individuals hereinafter set forth (each being hereinafter referred to as a "Designated Person"). The Designated Person is specifically authorized to the extent of the General Partner's authority under this Agreement to execute and deliver all documents on behalf of such General Partner, and such documents when executed by the Designated Person shall be legally binding upon the applicable General Partner and any third party shall have the absolute right to rely upon any document executed by such Designated Person in connection with this Partnership as being binding upon such Partner. TRG hereby designates Jorge M. Perez as the Designated Person for TRG; LEV-BRN hereby designates Elliott M. Wiener as the Designated Person for LEV-BRN, and BOMA hereby designates Jane Yudell as the designated person for BOMA. Each of the General Partners may, at any time, and from time to time, change its respective Designated Persons by delivering a notice, in writing, to the Partners.


                                   ARTICLE XXI
                                    INSURANCE

         21.1 The Partnership shall carry and maintain in force the following types of insurance, the premium for which shall be a cost and expense in connection with the operation of the Partnership:

                  21.1.1 Worker's Compensation Insurance covering all employees of the Partnership employed in, on or about the Project to provide statutory benefits as required by the laws of the State of Florida;

                  21.1.2 Comprehensive General Liability Insurance on an occurrence basis for the benefit of the General Partners and the Partnership as named insureds against claims for personal injury liability, including without limitation, bodily injury, death or property damage liability with combined single limits to be determined by the General Partners;

                  21.1.3 Excess liability coverage for the benefit of the Partnership with limits to be determined by the General Partners;

                  21.1.4 The Partnership shall keep the Project insured against loss or damage by fire and the risks embraced within the term "Extended Coverage" in such amount or amounts as the General Partners may require and insured against such other hazards and risks as may be reasonably required by the General Partners, in such amount or amounts as may be reasonably required by said General Partners.

                  21.1.5 Such other insurance in such amounts as may be determined by the General Partners to be in the best interest of the Partnership and its Partners.

                  21.1.6 All such aforesaid policies shall be issued in the name of the General Partners and the Partnership, as named insureds, as appropriate. The General Partners shall place insurance with such insurance company or companies as the General Partners may approve, and the General Partners shall maintain the policies of such insurance and of any additional insurance which shall be taken out upon the Project and other Partnership assets.

                  21.1.7 All insurance policies, to the extent possible, shall contain waiver of subrogation provisions which shall provide that to the extent that there is any indemnity provision in this agreement which is covered by a policy of insurance, to the extent that insurance proceeds are available to pay for such liability or loss, no claim shall be made against the Partner making such indemnification.


                                  ARTICLE XXII
                               GENERAL PROVISIONS

         22.1 NOTICES. Any notice to be given under this Agreement shall be made in writing and shall be deemed to be given when mailed by registered mail, return receipt requested, to the party at its address. The addresses of the Partners for this purpose shall be the following (or such other address as they shall supply for such purpose to the other parties hereto):

                  GENERAL PARTNERS:

                  TRG-BRN, LLC
                  2828 Coral Way
                  Miami, Florida 33145

                  LEV-BRN, INC
                  7777 Glades Road
                  Boca Raton, Florida 33434

                  BO-MA, LLC
                  c/o Unidell Realty Corp.
                  17152 Mandy Lynn Court

                  Boca Raton, Florida 33496

                  LIMITED PARTNERS:

                  THE RELATED GROUP OF FLORIDA
                  2828 Coral Way
                  Miami, Florida 33145

                  LEVITT AND SONS, INC.
                  7777 Glades Road
                  Boca Raton, Florida 33434

                  BOCA-MANDY ACQUISITIONS, LTD.
                  c/o Unidell Realty Corp.
                  17152 Mandy Lynn Court
                  Boca Raton, Florida 33496

         22.2 GOVERNING LAW; VENUE. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, both substantive and remedial. Each Partner and signatory hereto agrees that any action filed with respect to this Agreement shall be conducted solely in the court of competent jurisdiction in Palm Beach County, Florida.

         22.3 SURVIVAL OF RIGHTS. Except as otherwise provided, this Agreement shall be binding upon and inure to the benefit of the Partners and their personal representative, successors and assigns.

         22.4 DEALINGS IN GOOD FAITH; BEST EFFORTS. Each Partner hereby agrees to act in good faith with respect to the other Partners in exercising its rights and discharging its obligations under this Agreement. Each Partner further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all steps as are reasonable in order to implement the operational provisions of this Agreement. Each Partner agrees to execute, deliver and file any document or instrument necessary or advisable to realize the purposes of this Agreement.

         22.5 ADDITIONAL PARTNERS. Each substitute, additional or successor Partner shall become a signatory hereof by signing such number of counterparts of this Agreement and such other instrument or instruments, and in such manner, as the General Partners shall determine. By so signing, each substitute, additional or successor Partner, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all the provisions of this Agreement; provided, however, that no such counterpart shall be binding until the provisions of Article XI hereof, as applicable, shall have been satisfied.

         22.6 VALIDITY. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

         22.7 INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

         22.8 AGREEMENTS IN COUNTERPARTS. This Agreement may be executed in several counterparts, and as executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or to the same counterpart.

         22.9 WAIVER OF PARTITION. The Partners hereby waive any right of partition as to the Partnership's property or any right to take any other action which otherwise might be available to them for the purpose of severing their relationship in connection with Partnership property.

         22.10 CREDITORS AS SUCH. A creditor who makes a nonrecourse loan to the Partnership shall not have or acquire, at any time as a result of making such loan, any direct or indirect interest in the profits, capital or property of this Partnership other than as a secured creditor.

         22.11 HEADINGS. The headings, titles and subtitles used in this Agreement are inserted only for convenience of reference and shall not control or affect the meaning or construction of any of the provisions hereof.

         22.12 GENDER. Words of the masculine or neuter gender shall be deemed and construed to include correlative words of the masculine, feminine and neuter genders.

         22.13 ATTORNEYS' FEES. In the event any Partner institutes legal proceedings in connection with, or for the enforcement of, this Agreement, the prevailing party shall be entitled to recover its cost of suit, including reasonable attorneys' fees, paralegals' fees and legal assistants' fees, at both trial and appellate levels, from the non-prevailing party.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                 GENERAL PARTNERS:

                                 TRG-BRN, LLC,
                                 a Florida limited liability company


                                 By:
                                    --------------------------------------------
                                      ____________________, President


                                 LEVITT-BRN, INC.,
                                 a Florida corporation


                                 By:
                                    --------------------------------------------
                                      ____________________, President


                                 BO-MA, LLC,
                                 a Florida limited liability company


                                 By:
                                    --------------------------------------------
                                      Jane Yudell, President

                                LIMITED PARTNERS:

                                THE RELATED GROUP OF FLORIDA,
                                a Florida general partnership

                                By:   RELATED FLORIDA, LTD.,
                                      a Florida limited partnership

                                By:   RELATED FLORIDA, INC.,
                                      a Florida corporation, General Partner

                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------

                                By:   RELATED GENERAL OF FLORIDA, LTD.,
                                      a Florida limited partnership

                                By:   RCMP, INC.,
                                      a Delaware corporation, General Partner

                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------


                                LEVITT AND SONS, INC.,
                                a Maryland corporation

                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------


                                BOCA-MANDY ACQUISITIONS, LTD.,
                                a Florida limited partnership

                                By:   BOCA-MANDY CORP., its General Partner

                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------

                                   SCHEDULE A

                     DESCRIPTION OF PROPERTY AND OUT PARCEL

                                   SCHEDULE B

                              PARTNERSHIP INTERESTS


         The Partnership Interests of the Partners shall initially be as follows:

                                           INITIAL CAPITAL
                                             CONTRIBUTION          PERCENTAGE
                                           ----------------        ----------
         GENERAL PARTNERS:

         TRG                                     $0.10                 .1%

         LEV-BRN                                 $0.10                 .1%

         BOMA                                    $0.10                 .1%

         LIMITED PARTNERS:

         Related                                $39.90               39.9%

         Levitt                                 $39.90               39.9%

         Boca                                   $19.90               19.9%
                                               -------             -------
                     TOTAL                     $100.00             100.00%
                                               =======             =======